Exhibit 10.4

TECHNICAL SERVICES AGREEMENT

by and between

NEOVOLTA POWER, LLC,

and

CAN CURRENT CORPORATION

Dated as of March 20, 2026

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TABLE OF CONTENTS

1	DEFINITIONS	3

2	SCOPE OF SERVICES	7

3	PAYMENT	9

4	TERM	9

5	COMPANY OBLIGATIONS AND RESPONSIBILITIES	9

6	WARRANTIES	10

7	OWNERSHIP OF DOCUMENTATION	11

8	INSURANCE	11

9	DEFAULT; TERMINATION FOR DEFAULT	12

10	INDEMNIFICATION; LIMITATION OF LIABILITY	12

11	ASSIGNMENT	14

12	PUBLIC RELEASE OF MATERIAL	14

13	DRAWINGS	14

14	CONFIDENTIALITY	14

15	COMPLIANCE WITH LAWS	15

16	APPLICABLE LAW AND VENUE	15

17	NOTICES	16

18	ENTIRE AGREEMENT, SEVERABILITY, AND SURVIVAL	16

19	AMENDMENT	16

20	WAIVER	16

21	COUNTERPARTS	17

22	INDEPENDENT CONTRACTOR	17

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TECHNICAL SERVICES AGREEMENT

This Technical Services Agreement (the “Agreement”) is made on the 20th day of March, 2026 (the “Effective Date”), by and between CAN CURRENT CORPORATION, a Delaware corporation (“CCC”) and NeoVolta Power, LLC, a Delaware limited liability company (the “Company”). Each of CCC and the Company is sometimes referred to herein as a “Party” and collectively as the “Parties”.

WHEREAS, CCC will sell the battery energy storage system (“BESS”) manufacturing equipment (the “Equipment”) to the Company pursuant to that certain Asset Purchase Agreement, dated as of the Effective Date, by and between CCC and the Company (the “Asset Purchase Agreement”);

WHEREAS, CCC also provides technical expertise related to BESS manufacturing to its customers;

WHEREAS, the Company desires to retain CCC to provide initial technical support and ongoing technical services, training and advisory support relating to the Company’s Equipment and its BESS manufacturing facilities located at 595 Henry D. Robinson Blvd., Pendergrass, Georgia 30567 (the “Facilities”);

WHEREAS, the Parties desire to enter into this Agreement, by which CCC will provide technical services to the Company pursuant to the terms and conditions included or referenced herein.

WHEREAS, this Agreement is being entered into in relation with that certain Contribution Agreement, dated January 13, 2026, by and among CCC, the Company, NeoVolta Inc. (“NeoVolta”), and NPJV Manager LLC (“NMC”), as may be amended from time to time (the “Contribution Agreement”), and that Operating Agreement of the Company, dated January 13, 2026, by among CCC, the Company, NeoVolta and NMC, as may be amended or modified from time to time (the “Operating Agreement”), pursuant to each of which, CCC contributes Services as consideration for 20 Class B Interests to the Company.

NOW THEREFORE, in consideration of the mutual agreements and covenants contained herein, and for good and valuable consideration the receipt and sufficiency of which is hereby confirmed, each of the Company and CCC hereby agree as follows:

1. DEFINITIONS

The following definitions apply unless otherwise specifically stated:

“Additional Services” has the meaning set forth in Section 2(b).

“Affiliate” means (i) any Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with a Party and (ii) any Person that, directly or indirectly, is the beneficial owner of fifty percent (50%) or more of any class of equity securities of, or other ownership interests in, a Party or of which the Party is directly or indirectly the owner of fifty percent (50%) or more of any class of equity securities or other ownership interests. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Applicable Law” means all laws, statutes, ordinances, certifications, orders, decrees, injunctions, licenses, permits, approvals, agreements, rules and regulations, including any conditions thereto, of any Governmental Instrumentality having jurisdiction over any Party, all or any portion of the Facilities or performance of all or any portion of the Services or the operation of the Facilities, or other legislative or administrative action of a Governmental Instrumentality, or a final decree, judgment or order of a court which relates to the performance of Services hereunder or the interpretation or application of this Agreement.

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“Bankruptcy Event” means, with respect to any Person, the occurrence of one or more of the following events: (a) such Person (i) admits in writing its inability to pay its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium, or other similar Applicable Law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, other than collateral assignments permitted under this Agreement, (iv) consents to the appointment of a custodian, receiver, trustee, or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated as insolvent or to be liquidated, or (vi) takes action for the purpose of any of the foregoing; or (b) a court or Governmental Instrumentality of competent jurisdiction enters an order appointing, without consent by such Person, a custodian, receiver, trustee, or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency under the Applicable Law of any jurisdiction, or ordering the dissolution, winding-up, or liquidation of such Person, or any such petition shall be filed against such Person, and such petition or order entered against such Person shall not have been dismissed, withdrawn, or vacated within sixty (60) Days.

“BESS” has the meaning set forth in the Recitals.

“Business Day” means any Day (other than a Saturday or Sunday) on which banks are open for business in the State of New York.

“CCC” has the meaning set forth in the Preamble.

“CCC’s Existing Intellectual Assets” has the meaning set forth in Section 7(a).

“Changes in Customs Duties” means the enactment, adoption, promulgation, modification, change in interpretation or repeal, after the Effective Date, of any Customs Duties.

“Changes in Law” means (i) the enactment, adoption, promulgation, modification, change in interpretation or repeal, after the Effective Date, of any Applicable Law (other than any changes in Applicable Law related to immigration, labor, taxes, securities and investments, corporate structuring or import/export laws and regulations) or (ii) the imposition of any conditions on the issuance or renewal of any permit after the Effective Date (notwithstanding the general requirements contained in any permit at the time of application or issuance to comply with future laws, ordinances, codes, rules, regulations or similar legislation), in either case, which directly causes an adverse change in a Party’s costs or schedule for performing its obligations under this Agreement, provided, however, that any of the following shall not be Changes in Law hereunder: (a) a change in any requirement of any permit required to be obtained or maintained by the Company, or the terms and conditions of, or the delay or denial in the issuance of, any such permit; (b) a change in any national, federal, state, provincial, local or any other income or franchise tax law or any other law imposing a tax, duty, levy, impost, fee, royalty or similar charge based on the importation or exportation of any item or service for which CCC (or any Subcontractor) is responsible hereunder, including any Changes in Customs Duties or other tariffs, duties or customs, including anti-dumping or countervailing duties or similar costs or charges; (c) a proposed change of any Applicable Law of any Governmental Instrumentality, which proposal was in existence prior to the Effective Date but not yet made effective; or (d) any change in Applicable Law related to immigration, securities and investments, or any state corporation, limited liability company, partnership or other entity law, such as the Delaware General Corporation Law.

“Company” has the meaning set forth in the Preamble.

“Confidential Information” has the meaning set forth in Section 14(a).

“Continuing Services” has the meaning set forth in Section 2(b).

“Credits” means any credits, credit certificates or similar items such as those for greenhouse gas reduction, as well as any capacity credits, renewable energy credits, tradable generation rights, investment tax credits, production tax credits, pollution/emission credits or other associated benefits, in each case created and defined under Applicable Law or its specified replacement for such purposes, related to the Facilities.

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“Customs Duties” means all import taxes, import duties, customs duties, anti-dumping duties, countervailing duties, tariffs, quotas, minimum price floors, and other similar charges that are imposed, assessed, or levied pursuant to or in connection with Section 201 of the Trade Act of 1974, as amended, Section 232 of the Trade Expansion Act of 1962, as amended, Section 301 of the Trade Act of 1974, as amended, or any other Applicable Laws.

“Day” shall mean a calendar day.

“Defaulting Party” has the meaning set forth in Section 9(b).

“Defective Equipment” has the meaning set forth in Section 6(b).

“Defective Services” has the meaning set forth in Section 6(a).

“Equipment” has the meaning set forth in the Recitals.

“Facilities” has the meaning set forth in the Recitals.

“Financing Entities” means any and all lenders, security, note or bond holders, Lien holders, credit support provider, institutions, purchasers of Credits and other Persons providing any construction, interim or long-term equity (including tax equity) financing, or debt financing, refinancing or recapitalization, or equity investment (including tax equity investment) or capital in consideration for the purchase of tax credits for the Company or its Affiliates (or any other equity investor that makes a capital contribution to the Company or its Affiliates in cash or in kind), their successors and assigns, and any trustees or agents acting on their behalf, and any trustee or agent acting for or on behalf of the Financing Entities.

“Force Majeure” means any event or circumstance that arises after or was not reasonably foreseeable prior to the Effective Date to the extent a) not within the reasonable control of the Party affected, b) not capable of being prevented, avoided, removed, overcome or mitigated by such Party, c) having a material adverse effect on the ability of the affected Party to fulfill its obligations under this Agreement and d) not resulting from any act or omission or otherwise caused by the affected Party and either the Company or CCC, as applicable. Such event or circumstance may include, but are not limited to: i) wildfire, flood, named storms, landslide, earthquakes, tornado or other extreme weather events, ii) civil disturbance, war, riot or armed conflict, whether declared or undeclared, insurrections, iii) act of any Governmental Instrumentality, iv) nationwide or regional strikes, transportation accidents, embargo, acts of the public enemy or terrorists, or civil disturbance, v) any condition，event or circumstance as prescribed by Applicable Law.

Unless the following event or circumstance is caused by Force Majeure, Force Majeure expressly excludes (A)  economic hardship or financial condition of the relevant Party or any member of, as applicable, CCC or the Company, (B)changes in general economic conditions and exchange rate fluctuations, (C)  known pandemic or epidemic impacts or quarantines, shelter-in-place orders or other similar restrictions enacted or declared by a Governmental Instrumentality as a result of known pandemics or epidemics that do not affect the provision of the Services, (D) any industrial actions, disputes, walkouts, work stoppages, boycotts, strikes or other labor disputes that involve employees or personnel of members of CCC, (E) unavailability of qualified labor, (F) non-performance or delay by any Subcontractor, including with respect to the supply of materials or equipment, (H) any default by a member of CCC, (G) explosion, corrosion, leakage, seeping, breakage or accident to machinery, equipment, pipe or transmission lines, other facilities or vessels in the care, custody or control of any member of CCC, (I)normal wear and tear, random flaws or breakdowns in any equipment, materials, supplies or items used in the performance of the Services.

“Governmental Instrumentality” means any federal, state or local department, office, instrumentality, agency, authority, board or commission having jurisdiction over a Party or any portion of the Services or the Facilities.

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“Hazardous Materials” means any substance that under Applicable Law is considered to be hazardous or toxic or is or may be required to be remediated, including (i) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls and processes and certain cooling systems that use chlorofluorocarbons, (ii) any chemicals, materials or substances which are now or hereafter become defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” or any words of similar import pursuant to Applicable Law or (iii) any other chemical, material, substance or waste, exposure to which is now or hereafter prohibited, limited or regulated by any Governmental Instrumentality or which may be the subject of liability under Applicable Law for damages, costs or remediation.

“Initial Services” has the meaning set forth in Section 2(a).

“Intellectual Property” has the meaning given to such term in Section 7(a).

“Liabilities” means any and all loss, claim, judgment, causes of action, demand, costs, injuries, damage, offset, interest, award, expense and liability, including fines, penalties, court costs, costs of suit, administrative proceedings, administrative investigations, litigation, arbitration, dispute resolution or other similar proceedings and fees of engineers, lawyers, accountants and other professionals and experts (in each case on a dollar-for-dollar full reimbursement basis), incurred by a Party, whether incurred through settlement or otherwise, in each case whether arising before or after the termination of this Agreement, and in all cases including those owed to third parties.

“Licensed Software” means any software that is provided to the Company as part of the Services, including any and all Updates thereto and all new Versions thereof.

“Lien” means any claims, liens, security interests, encumbrances or charges of any nature concerning personal or real property.

“NMC” means NPJV MANAGER LLC, a Delaware limited liability company.

“Party” has the meaning set forth in the Preamble.

“Person” means any individual, corporation, partnership, limited liability company, trust, association, unincorporated organization, or Governmental Instrumentality.

“Project Documents” means all documentation, materials, and information relating to the Equipment and Facilities required for installation, commissioning, operation, maintenance, and support, including without limitation operating manuals, maintenance manuals, training materials, technical drawings, process documentation, software documentation, firmware documentation, configuration files, calibration records, test reports, and as-built documentation, in each case to the extent in CCC’s possession or control.

“Proprietary Interest” means any patent, patent pending, trademark, trade secret, proprietary information, know how, copyright, moral right, unpatented invention or any other intellectual property rights.

“Prudent Industry Practices” means the prudent practices applicable from time to time to a Person engaging in inspection and technical service of equipment which is similar in size and kind to the Facilities nationally. Prudent Industry Practices are not limited to optimum practices, methods or acts to the exclusion of all others, but rather refers to a spectrum of possible practices, methods and acts employed by private power producers which could have been expected to accomplish the desired result at reasonable cost consistent with reliability and safety.

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“Records” has the meaning set forth in Section 2(h).

“Services” has the meaning set forth in Section 2(b).

“Services Warranty” has the meaning set forth in Section 6(a).

“Standard of Care” means in compliance with (a) Prudent Industry Practices; (b) the terms of this Agreement (including all Exhibits, Annexes and Attachments attached hereto); (c) the terms of the Project Documents; (d) Applicable Laws (including permits required to perform the Services); (e) any Equipment documentation, manufacturer’s specifications; (f) all specifications and descriptions set forth herein and therein; (g) a safe, expeditious, good, diligent and workmanlike manner that complies with the safety regulations and standards adopted under the Occupational Safety and Health Act of 1970, as amended from time to time and any corresponding state laws applicable to the Facilities and the Services; and (h) all Company policies, standards, codes, guidelines or procedures as may be updated by the Company from time to time.

“Subcontractor” means any subcontractors of any tier, suppliers, vendors or other persons to whom any part of the Services may be subcontracted to, whether directly or indirectly, by CCC. The Company and its Affiliates shall not be deemed a Subcontractor under this Agreement.

“Technical Specifications” means the written performance, throughput, quality, safety, software, and operational requirements for the Equipment, as mutually agreed by the Parties in writing prior to installation, including any revisions approved in writing by the Parties.

“Term” has the meaning set forth in Section 4(a).

“Updates” means, with respect to any Version, any improvements, modifications, updates, fixes and additions to the Licensed Software that CCC or its licensors develop and that is offered generally to other licensees.

“Versions” means a release of the Licensed Software that includes significant new or enhanced features or functionality and which is typically designated by a change in the number to the left of the first decimal point (e.g., from version 1.0 to 2.0). The meanings specified in this Section 1 are applicable to both the singular and plural. As used in this Agreement, the terms “herein,” “herewith,” “hereunder” and “hereof” are references to this Agreement taken as a whole, and the terms “include,” “includes” and “including” mean “including, without limitation,” or variant thereof. Unless expressly stated otherwise, reference in this Agreement to an Article or Section shall be a reference to an Article or Section contained in this Agreement (and not in any Attachments or Schedules to this Agreement) and reference in this Agreement to an Attachment, Exhibit, Schedule or Annex shall be a reference to an Attachment, Exhibit, Schedule, or Annex attached to this Agreement.

“Work Product” has the meaning set forth in Section 7(a).

2. SCOPE OF SERVICES

(a) Initial Technical and Commissioning Support. Subject to the Asset Purchase Agreement CCC shall provide the following initial services to the Company to assist the initial establishment of its manufacturing platform, including the Equipment, until CCC completes commissioning (all such services, the “Initial Services”):

(i) technical expertise related to battery energy storage system manufacturing to the extent required for the Company to begin operating the Equipment;

(ii) support installation and commissioning of Equipment sold to the Company;

(iii) validation of Equipment performance against the Technical Specifications;

(iv) assistance with initial production readiness and ramp-up; and

(v) resolution of technical issues related to Equipment installation and commissioning.

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(b) Continuing Services. Following commissioning of the Equipment, CCC shall provide the services set forth on Schedule 1 (the “Continuing Services”) with respect to the Facilities, pursuant to the terms and conditions contained in this Agreement. To the extent the Company wishes to expand the Services during the Initial Term (such expanded services, if agreed to by CCC, the “Additional Services” and, together with the Initial Services, and any Continuing Services, the “Services”), the Company shall give CCC written notice of such Additional Services, including proposed cash compensation for such Additional Services and expected time period for providing such Additional Services, which CCC may agree to provide in its sole discretion.

(c) Training and Knowledge Transfer. CCC shall train the Company’s employees on operating, maintaining and troubleshooting the Equipment. In support of such training, CCC will provide technical documentation, written operating procedures and written training materials. CCC shall make itself available during the Company’s regular business hours to support both on-site and remote technical training.

(d) No Other Services. For the avoidance of doubt, CCC shall provide only technical services and advisory support, not operational management of the Facilities. CCC shall not supervise the Company’s personnel or manage the Facilities’ or the Company’s day-to-day factory operations.

(e) Timing Requirements. CCC shall provide all Services required under this Agreement in a timely manner and otherwise in accordance with the requirements of this Agreement.

(f) Company’s Right to Inspect. The Company shall have the right to inspect (and witness the performance of) any and all Services performed by CCC (or any of its Subcontractors) at the Facilities. Any such inspection or witnessing may, at the Company’s sole discretion, be performed by a third party retained by the Company.

(g) Standard of Care; Environmental Compliance.

(i) CCC shall perform the Services in compliance with Applicable Law, Prudent Industry Practices and this Agreement. The Company shall dispose of all Hazardous Materials that CCC or any of its Subcontractors bring onto or uses at the Facilities (if any) during performance of the Services at disposal facilities permitted to receive such Hazardous Materials.

(ii) The Company and CCC shall not, nor shall it permit or allow any of its Subcontractors to, bring any Hazardous Materials on the Facilities; provided, however, that CCC and the Company and their respective Subcontractors may bring onto the Facilities such Hazardous Materials as are necessary to perform the respective Services so long as the same is done in compliance with Applicable Law and Prudent Industry Practices.

(h) Records. CCC shall keep all construction logs and technical correspondence (as may be necessary for proper management under this Agreement, as required under Applicable Law or this Agreement) directly related to this Agreement and the Facilities (“Records”). CCC shall retain all such Records for a minimum period of time equal to the greater of: (a) three (3) years after the Term or (b) such period of time as may be required under Applicable Law. CCC shall provide records to the Company upon request.

(i) Operating Reports and Meetings. CCC shall provide the Company with regular reports of the status relating to technical support aspects of the Services or as otherwise reasonably requested by the Company. In addition to its obligations pursuant to this Section 2(i), CCC shall keep the Company advised as to the status of the Services and shall inform the Company, within one (1) Business Day, in writing upon the occurrence of any of the following: (a) any occurrence or event that may be expected to impact the schedule for performance of Services; (b) any technical problem or risks that may impact the operations of the Facilities or performance of the Services; (c) any defect or reasonable expectation that a defect may impact the Facilities and (d) any material changes to previously submitted information. The Company shall have the right to verify the information provided by CCC. In connection therewith, CCC shall identify those items provided to the Company that would enable the Company to verify such information in an expedient manner.

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(j) Subcontractors. The Company acknowledges and agrees that CCC may have portions of the Services accomplished by Subcontractors pursuant to written contracts between CCC and such Subcontractors, and that such Subcontractors may have certain portions of the Services performed by other Subcontractors. CCC shall be responsible for any Services performed or furnished by any Subcontractor, as if CCC performed and provided such Services. No Subcontractor is intended to be or shall be deemed a third-party beneficiary of this Agreement. Nothing contained herein shall (a) create any contractual relationship between any Subcontractor and the Company or (b) obligate the Company to pay or cause the payment of any amounts to any Subcontractor.

3. PAYMENT

(a) Continuing Services. The Parties acknowledge and agree that consideration for the Initial Services and Continuing Services provided during the Initial Term shall be the issuance of Class B Interests (“Membership Interests”), as provided for pursuant to the Contribution Agreement and the Operating Agreement. Subject to Section 9(b), the Membership Interests will be subject to a vesting schedule under the Operating Agreement or such other documentation as the Parties may agree, such that CCC’s right to retain the Membership Interests will vest 10% each year. Subject to Applicable Law and the Operating Agreement (including any permitted transfers permitted therein), upon the expiration or termination of the Initial Term, CCC shall retain all of its Membership Interests in the Company indefinitely, and such retention shall be irrevocable and not subject to any redemption, repurchase, or forfeiture by reason of the expiration of this Agreement.

(b) With respect to the second year of the Initial Term, the Parties shall agree on the fair market value as the second year’s Services Fee to CCC.

4. TERM

(a) Term. Except as otherwise provided in this Agreement, this Agreement will commence on the Effective Date and will remain in effect for an initial period of two (2) years (the “Initial Term”). After the Initial Term, the term may be extended (“Renewal Term”) only upon mutual written consent from each Party. The Company shall deliver any written request to extend the Term to CCC not less than ninety (90) Days before the end of the Term.; provided that, with respect to any renewal, the Parties shall agree on the fair market value of the Services at the time of such renewal and such amount shall be paid in cash to CCC, as opposed to equity provided for pursuant to the Contribution Agreement and Operating Agreement. If the Parties cannot agree on the amount of additional compensation a renewal term within 30 days following the end of the Term, this Agreement shall terminate effective as of the end of the Term.

5. COMPANY OBLIGATIONS AND RESPONSIBILITIES

(a) Company Obligations to CCC. During the Term, the Company, at no cost to CCC, shall:

(i) provide reasonable access to the Facilities to perform the Services without interruption or delay, including performing all necessary coordination activities with any other Person to minimize interference with CCC’s performance of the Services at the Facilities;

(ii) provide water and other utilities in the amounts, pressures and voltages required by CCC to perform its obligations hereunder;

(iii) obtain and maintain all material orders, permits, licenses, approvals, authorizations, exemptions, and certifications now or hereafter deemed by the Company as required for operating the Facilities;

(iv) comply with all Applicable Law;

(v) designate from time to time in writing to CCC one or more of its employees or representatives as the Company’s representative under this Agreement; and

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(vi) review in a reasonably timely fashion all items submitted by CCC to the Company for the Company’s approval;

(vii) reasonably maintain the existing level of security at the Facilities;

(viii) operate the Facilities in accordance with Prudent Industry Practices; and

(ix) provide auxiliary power and internet access (and other similar reasonable operational support as may be reasonably required by CCC in the performance of CCC’s obligations hereunder).

(b) Company Responsibilities. During the Term and with respect to the Facilities, the Company shall be responsible for:

(i) product design, engineering and system architecture;

(ii) bills of materials and component approval;

(iii) day-to-day manufacturing operations and staffing;

(iv) operational management and production scheduling;

(v) pricing, commercialization and customer contracting; and

(vi) capital planning, funding and all financing decisions.

(c) Hazardous Materials. The Company shall, at the sole cost, expense and liability of the Company, identify, characterize, manage, manifest, treat, store, remediate, remove, transport or dispose of any Hazardous Materials present, discovered, discharged, spilled, disposed or otherwise released at the Facilities, including any Hazardous Materials brought on to or generated on the Facilities by any third parties but excluding any Hazardous Materials brought onto, spilled at, or discharged at or otherwise released at the Facilities by CCC or its Subcontractors. THE COMPANY SHALL DEFEND, INDEMNIFY AND HOLD HARMLESS CCC and its managers, officers, directors, members, shareholders, employees and agents FROM AND AGAINST ALL DAMAGES, LOSSES, COSTS AND EXPENSES (INCLUDING ALL REASONABLE ATTORNEYS’ FEES AND LITIGATION OR ARBITRATION EXPENSES) INCURRED BY CCC and its managers, officers, directors, members, shareholders, employees and agents TO THE EXTENT ARISING FROM ANY CONTAMINATION OR POLLUTION RESULTING FROM (I) ANY HAZARDOUS MATERIALS FOR WHICH THE COMPANY IS RESPONSIBLE UNDER THIS SECTION 5(c) OR (II) ANY FAILURE OF THE COMPANY TO OTHERWISE COMPLY WITH ITS OBLIGATIONS UNDER THIS SECTION 5(c).

(d) Permits and Licenses. The Company shall be responsible for obtaining and maintaining at its own expense all necessary approvals, permits and licenses from Governmental Instrumentalities in order to own and operate the Facilities.

6. WARRANTIES

(a) Services Warranty. CCC warrants that (a) each item of Services performed under this Agreement shall be performed in a manner consistent with the Standard of Care and with CCC’s skill and judgment in a good and workmanlike manner and free from defects in workmanship and (b) none of the Services rendered by or through CCC hereunder or the use of the Services by the Company, nor any license granted hereunder, infringes, violates or constitutes a misappropriation of the Licensed Software (the “Services Warranty”). Any such Services shall be considered defective Services (the “Defective Services”) if such Services (A) are not in compliance with the Services Warranty and (B) are notified as not being in compliance by the Company to CCC in writing prior to the earlier of (x) the end of the Term or (y) two (2) years following the performance of such Services. Subject to the limitation of liability set forth in Section 10, CCC shall re-perform any Defective Services at CCC’s sole expense.

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(b) Exclusions. The Services Warranty exclude remedy, and CCC shall have no liability to the Company hereunder, for damage or defect to the extent caused by the following (except to the extent caused by the act or omission of CCC, its Subcontractors or those Persons acting at the direction of CCC or its Subcontractors): (a) repairs or alterations performed by any Person other than CCC or its Subcontractors or Persons acting at the direction of CCC or its Subcontractors and performed not in accordance with the Project Documents or (b) operation, maintenance or use of Facilities or any component thereof in a manner not in compliance with Applicable Law. The Services Warranty include disassembly and reassembly of the Facilities as necessary to repair or replace the Defective Equipment or re-perform Defective Services; provided, that CCC shall coordinate with the Company to perform such disassembly and reassembly and shall take all reasonable precautions to mitigate costs in disassembling and reassembling the Facilities; provided, further, that the Company shall reimburse CCC for reasonable, direct costs (without markup for overhead, profit or otherwise) required for such disassembly or reassembly.

(c) Limited Warranties. EXCEPT FOR THE SERVICES WARRANTY, THE PARTIES HEREBY DISCLAIM ANY AND ALL OTHER WARRANTIES WITH RESPECT TO THE EQUIPMENT AND SERVICES PROVIDED HEREUNDER, INCLUDING THE IMPLIED WARRANTY OF MERCHANTABILITY, IMPLIED WARRANTY OF HABITABILITY AND IMPLIED WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE.

(d) Assignability of Warranties. The warranties made in this Agreement shall be for the benefit of the Company and its successors and assigns and the respective successors and assigns of any of them and are fully transferable and assignable. In the event that this Agreement is terminated due to CCC’s bankruptcy or insolvency pursuant to Section 9(a)(iii), CCC shall assign to the Company CCC’s rights to any outstanding warranties still in effect as at the time of such termination. CCC shall ensure that any subcontracts that it enters into grant such rights to the Company.

(e) Extended Warranties. To the extent that any warranties provided by any Subcontractors extend beyond the Term, upon the Company’s written request, CCC shall utilize reasonable efforts to assign such warranties to the Company so that it can enforce those warranties directly against such Subcontractors after the expiration of the Term.

7. OWNERSHIP OF DOCUMENTATION

(a) Ownership of Work Product. The Company and CCC acknowledge that during the course of, and as a result of, the performance of the Services, CCC or its Affiliates or Subcontractors will create or have created for the Services relating to the Facilities certain written materials, plans, drawings, specifications, calculations, and Records, computer files or other tangible manifestations of CCC’s efforts related to its Services (hereinafter individually or collectively referred to as “Work Product”). As between the Company and CCC, the Company shall own all rights, title and interest to the Work Product and any and all Proprietary Interests embedded in the Work Product (including all trade secrets, trademarks and copyrights and all registrations and applications therefor (“Intellectual Property”)). Notwithstanding anything to the contrary in this Agreement, all of CCC’s Existing Intellectual Assets, including Intellectual Property embedded therein, remain vested in CCC. For the purposes of this Agreement, “CCC’s Existing Intellectual Assets” means all Intellectual Property and written materials, plans, drafts, specifications or computer files or other documents, which are owned by CCC or its Affiliates as of the Effective Date or are developed or acquired by CCC or its Affiliates independently of this Agreement.

8. INSURANCE

(a) Provision of Insurance. Each Party shall procure and maintain, at its own cost and expense, throughout the Term, insurance coverage. Such insurance shall include (a) commercial general liability insurance covering claims for bodily injury, personal injury, and property damage, (b) professional liability (errors and omissions) insurance, (c) workers’ compensation insurance as required by Applicable Law and employer’s liability insurance, and (d) such other insurance as is customary for businesses of similar size and nature for such Party.

(b) Obligations Not Relieved. Anything in this Agreement to the contrary notwithstanding, the occurrence of any of the following shall in no way relieve the Parties from any of its obligations under this Agreement: (a) failure by a Party to secure or maintain the insurance coverages required hereunder; (b) failure by a Party to comply fully with any of the insurance provisions of this Agreement; (c) failure by a Party to secure such endorsements on the policies as may be necessary to carry out the terms and provisions of this Agreement; (d) the insolvency, bankruptcy or failure of any insurance company providing insurance to a Party or (e) failure of any insurance company to pay any claim accruing under its policy.

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(c) Failure to Provide Required Insurance. If any Party fails to provide or maintain insurance as required herein and fails to cure such failure within fourteen (14) Days of receiving notice of such failure, the other Party shall have the right but not the obligation to purchase such insurance and shall be entitled to recover the insurance premium reasonably paid in respect of such insurance from the other Party in accordance with this Agreement.

9. DEFAULT; TERMINATION FOR DEFAULT

(a) Event of Default. The occurrence of any of the following events under this Agreement with respect to a Party (the “Defaulting Party”) shall constitute an event of default (an “Event of Default”):

(i) the Company fails to make payment of any amount when due under this Agreement as required to be made by the Company;

(ii) CCC (A) performs, undertakes, or engages in any services, activities, or actions that are materially beyond the scope of the Services as defined and authorized under this Agreement or (B) materially fails to perform the Services, in that case,if such failure continues for thirty (30) Days after written notice from the Company;

(iii) a Bankruptcy Event occurs with respect to the Defaulting Party; or

(iv) the Defaulting Party engages in fraud, willful misconduct, or gross negligence in connection with the performance of Services or any other obligations under this Agreement, as determined by a final, non-appealable order.

(b) Prior to terminating this Agreement, the non-Defaulting Party shall give the Defaulting Party written notice of default specifying the nature of such Party’s Event of Default. The Defaulting Party shall (i) have ten (10) Days if such default is by Company to pay any amounts due to CCC, or (ii) have thirty (30) Days for all other defaults (or more if agreed in writing by the non-Defaulting Party), in each case, following receipt of such notice to cure the Event of Default. Upon failure to cure the Event of Default by the applicable date, the non-Defaulting Party may terminate this Agreement; provided that, if the Defaulting Party is CCC, any Membership Interests of CCC that have not vested as of the date of such termination shall automatically be forfeited; provided further that, if Event of Default pursuant to Section 9(a)(iv), this Agreement shall terminate; and, if CCC is the Defaulting Party, all of its Membership Interests shall be forfeited, whether or not such Membership Interests have vested. If this Agreement is terminated due to Company’s Event of Default pursuant to Section 9(a)(iv), common law shall govern the rights and remedies of CCC, and CCC shall be entitled to all accrued and unpaid fees, plus damages, and shall retain all vested Membership Interests.

(c) If any delay or failure to perform is caused, in whole or part, by a Force Majeure event, the effects of which could not reasonably have been avoided by CCC, CCC shall not be a Defaulting Party and shall not be liable for any breach or delays in performance or any excess costs of re-procurement.

(d) The rights and remedies of the Parties in this Section or in any other Section of this Agreement are in addition to any other rights and remedies provided to the Parties by law or under this Agreement.

10. INDEMNIFICATION; LIMITATION OF LIABILITY

(a) Indemnification by CCC. Subject to the limitations set forth in Sections 9 and 10, CCC shall indemnify, defend and hold harmless the Company and its managers, officers, directors, members, shareholders, employees and agents against any and all liabilities, claims, damages, actions, causes of action, losses, costs and expenses (collectively, the “Claims”) it or they incur which arise out of or due to a breach of any of CCC’s warranties or covenants contained herein and such breach continues for thirty (30) Days following written notice thereof. The obligations of CCC set forth in this Section 10(a) shall include the payment of any and all interest, penalties and reasonable attorneys’ fees the Company incurs in connection with the defense or satisfaction of any Claims. This indemnification shall not apply to Claims arising out of, or due to the Company’s fraud, gross negligence or willful misconduct.

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(b) Indemnification by the Company. Subject to the limitations set forth in Sections 9 and 10, the Company shall indemnify, defend and hold harmless CCC and its managers, officers, directors, members, shareholders, employees and agents against any and all Claims it or they incur which arise out of or due to a breach of any the Company’s warranties or covenants contained herein and such breach continues for thirty (30) Days following written notice thereof. The obligations of the Company set forth in this Section 10(b) shall include the payment of any and all interest, penalties and reasonable attorneys’ fees the Company incurs in connection with the defense or satisfaction of any Claims. This indemnification shall not apply to Claims arising out of, or due to the Company’s fraud, gross negligence or willful misconduct.

(c) Procedures for Indemnification. The indemnified party shall give the indemnifying party prompt written notice of any third-party claim. The indemnified party shall provide reasonable cooperation to the indemnifying party, at the expense of the indemnifying party. The indemnifying party shall have no authority to settle any claim on behalf of the indemnified party, unless such settlement includes an unconditional and complete release of all of the indemnified party’s alleged liabilities therein. The indemnifying party shall not enter into any settlement that affects the rights or interests of the indemnified party without the prior written consent of the indemnified party, unless such settlement includes an unconditional and complete release of all alleged liabilities of the indemnified party.

(d) CCC Aggregate Liability. In no event shall CCC be liable to the Company for any Claims which exceed an amount equal to $1,800,000; provided that, the foregoing limitation of liability shall not apply to (i) CCC’s indemnification obligations under this Agreement for third-party claims for personal injury or third-party property damage; (ii) gross negligence, fraud, fraudulent misrepresentation, willful misconduct or corrupt practices of CCC; (iii) any Liens of any Subcontractor; or (iv) any other acts or omissions for which liability cannot be disclaimed or limited under Applicable Law. Notwithstanding anything to the contrary, this Section 10(d) shall have no impact on any forfeiture of equity interests pursuant to Section 9(b) hereof.

(e) Company Aggregate Liability. In no event shall the Company be liable to CCC for any Claims which exceed an amount equal to $1,800,000; provided, that the foregoing limitation of liability shall not apply to (a) the Company’s liability in cases of fraud, fraudulent misrepresentation, gross negligence, willful misconduct or corrupt practices by Company or its other contractors (b) any claim or loss arising out of violations of Applicable Law; or (c) any other acts or omissions for which liability cannot be disclaimed or limited under Applicable Law.

(f) No Liens; Removal of Liens. CCC shall not assume, create or suffer to exist or be created, by, through or under CCC or any Subcontractor, any Liens on the Facilities or any other property of the Company or any portion thereof, other than Liens arising directly from the Company’s failure to make payments to CCC as and when they become due under this Agreement. If any Lien arises in violation of the terms of this Agreement, CCC shall immediately pay, discharge, release and remove of record any such Lien or make provision thereof by a bond or other security acceptable to the Company. Without limiting the Company’s right to indemnification under Section 10(a), if CCC fails to take such action in a manner and within a reasonable time period, the Company has the right but not the obligation, at the Company’s option, with prior notice to CCC, to discharge, pay, bond over, settle or otherwise address such undisputed Lien, and CCC shall, within five (5) Days after receipt of a request by the Company, reimburse the Company for all reasonable costs and expenses incurred by the Company in connection therewith or, at the Company’s election, the Company may offset such amounts from any amounts otherwise due to CCC hereunder. Notwithstanding any other provision hereof, CCC shall indemnify, defend and hold harmless the Company and its managers, officers, directors, members, shareholders, employees and agents from and against any and all Liabilities arising out of or relating to any Lien filed against the Facilities arising by, through or under CCC in violation of the terms of this Agreement.

(g) Third Party Claims. With respect to any third party claim related to this Agreement or the Services (a “Third Party Claim”), CCC or the Company, as applicable, (the “Indemnifying Party”) shall defend, at its sole expense, any claim, demand, loss, liability, damage, or other cause of action within the scope of the Indemnifying Party’s indemnification obligations under this Agreement; provided, that CCC or the Company, as applicable (the “Indemnified Party”), notifies the Indemnifying Party promptly, but in no event more than ten (10) Business Days following such Indemnified Party’s receipt of a Third Party Claim, in writing of any claim, loss, liability, damage, or cause of action against the Indemnified Party and gives the Indemnifying Party authority, information, and assistance at the reasonable expense of the Indemnified Party in defense of the matter. However, the failure to give prompt notice will not affect the rights or obligations of the Indemnifying Party except and only to the extent that, as a result of such failure, the Indemnifying Party was materially prejudiced. With respect to any Third Party Claim, the Indemnifying Party will have the right to direct the defense of any claim for which indemnification is sought hereunder; provided, that the Indemnified Parties may hire counsel (at its own cost) to participate in such defense. With respect to any Third Party Claim, no Indemnifying Party may enter into a settlement of any claim subject to this Section 5.1(c) unless the Indemnified Parties consent thereto (which consent shall not be unreasonably withheld, conditioned, or delayed) or such settlement involves the payment of money damages only and contains a full and complete release of the Indemnified Parties and does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of the Indemnified Party. Should the Parties both be named as defendants in any Third Party Claim arising out of or relating to the Facilities or the Services, the Parties will cooperate with each other in the joint defense of their common interests to the extent permitted by law and will enter into an agreement for joint defense of the action if the Parties mutually agree that the execution of the same would be beneficial.

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(h) Notwithstanding anything to the contrary contained in this Agreement, neither Party shall, under any circumstances, be liable for any special, indirect, incidental, or consequential damages, including without limitation, loss of profit or revenues, loss of opportunity, loss of goodwill or reputation, loss of interest, cost of interrupted operation, anticipated saving etc., in connection with the Services or for the breach of any of the obligations owed to the other Party.

11. ASSIGNMENT

(a) Neither Party shall assign any interest herein or claim hereunder without the prior written consent of the other Party, and any such assignment without the non-assigning Party’s written consent is ineffective and void. No such consent will be deemed to relieve the assigning Party of its obligations to comply fully with the requirements of this Agreement. However, CCC may, without the Company’s consent, assign the rights to be paid monies due, or to become due, to a financing institution if the following conditions are met:

(i) the Company must continue to have the right to exercise any and all of its rights under, settle any and all claims arising out of, and enter into amendments hereto, without notice to or consent of the assignee;

(ii) the entire amount of said monies is assigned to a single assignee; and

(iii) the Company is given notice of the assignment and all invoices submitted by CCC contain adequate reference to the assignment.

12. PUBLIC RELEASE OF MATERIAL

Neither Party shall, without the other Party’s prior written consent, advertise or publicize, in any medium, including, without limitation, any print, broadcast, direct mailing, or any internet website, the fact that CCC is a supplier of services to the Company. Neither Party, nor its subcontractors, suppliers, or agents, shall, without the other Party’s prior written consent, use in any such medium: (i) the other Party’s name, photographs, logos, trademarks, or any other identifying information; (ii) use (except to communicate with the other Party or its Affiliates) any internet domain names, metatags, or electronic mail addresses containing the other Party’s tradenames, including “Can Current Company” or “CCC” or the names of any product or service for which the Company or CCC, as applicable, owns the trademark; or (iii) provide a link to any domain name or internet address registered to the Company or CCC, or any of their respective Affiliates.

13. DRAWINGS

All drawings, specifications and data furnished by the Company to CCC shall remain the property of the Company and shall not be disclosed to others by CCC and shall be used by CCC only as and to the extent required for the performance of this Agreement, unless otherwise approved by the Company in writing.

14. CONFIDENTIALITY

(a) Each Party acknowledges that it may have access to and become acquainted with trade secrets, proprietary information, and confidential information belonging to the other Party that are not generally known to the public, including information concerning business plans and other information provided pursuant to this Agreement, operating practices and methods, expansion plans, strategic plans, marketing plans, contracts, customer lists, or other business documents that the Company and CCC each treats as confidential, in any format whatsoever (including oral, written, electronic, or any other form or medium) (collectively, “Confidential Information”). In addition, each Party acknowledges that: (i) each Party has invested, and continues to invest, substantial time, expense, and specialized knowledge in developing its Confidential Information; (ii) the Confidential Information provides such Party with a competitive advantage over others in the marketplace; and (iii) such Party would be irreparably harmed if the Confidential Information were disclosed to competitors or made available to the public. Without limiting the applicability of any other agreement to which any Party is subject, no Party shall, directly or indirectly, disclose or use (other than in connection with such Party’s obligations under this Agreement) at any time, including use for personal, commercial, or proprietary advantage or profit, either during its association with the other Party or thereafter, any Confidential Information of which such Party is or becomes aware. Each Party in possession of Confidential Information shall take all appropriate steps to safeguard such information and to protect it against disclosure, misuse, espionage, loss, and theft.

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(b) Nothing contained in Section 14(a) shall prevent any Party from disclosing Confidential Information: (i) upon the order of any court or administrative agency; (ii) upon the request or demand of any Governmental Instrumentality having jurisdiction over such Party; (iii) to the extent compelled by legal process or required or requested pursuant to subpoena, interrogatories, or other discovery requests; (iv) to the extent necessary to assert any right or defend any claim arising under this Agreement; (v) to the other Party; or (vi) to such Party’s representatives who, in the reasonable judgment of such Party, need to know such Confidential Information and agree to be bound by the provisions of this Section 14 as if a Party; provided, that, in the case of clause (i), (ii), or (iii), such Party shall notify the other Party of the proposed disclosure as far in advance of such disclosure as practicable (but in no event make any such disclosure before notifying the other Party) and use reasonable efforts to ensure that any Confidential Information so disclosed is accorded confidential treatment satisfactory to the other Party, when and if available.

(c) The restrictions of Section 14 shall not apply to Confidential Information that: (i) is or becomes generally available to the public other than as a result of a disclosure by such Party or its Affiliate or representative in breach of this Agreement; (ii) is or has been independently developed or conceived by such Party or its Affiliate without use of Confidential Information; or (iii) becomes available to such Party or any of its Affiliates or representatives on a non-confidential basis from a source other than the other Party or any of its representatives, provided, that such source is not known by the receiving Party to be bound by a confidentiality agreement regarding the other Party.

(d) The obligations of each Party under this Section 14 shall survive: (i) the termination of this Agreement; and (ii) such Party’s transfer or assignment of its interests or obligations hereunder.

15. COMPLIANCE WITH LAWS

(a) CCC and the Company shall comply with all Applicable Laws, and CCC hereby certifies that it is in compliance with all such Applicable Laws in the provision of the Services, and that the Services themselves are compliant with all Applicable Laws.

16. APPLICABLE LAW AND VENUE

(a) Governing Law. All issues and questions concerning the application, construction, validity, interpretation, and enforcement of this Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Delaware.

(b) Submission to Jurisdiction. The Parties hereby agree that any suit, action, or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby, whether in contract, tort, or otherwise, shall be brought in the United States District Court for the District of Delaware or in the Court of Chancery of the State of Delaware (or, if such court lacks subject matter jurisdiction, in the Superior Court of the State of Delaware), so long as one of such courts shall have subject matter jurisdiction over such suit, action, or proceeding, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of Delaware. Each of the Parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action, or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action, or proceeding in any such court or that any such suit, action, or proceeding that is brought in any such court has been brought in an inconvenient form. Service of process, summons, notice, or other document by registered mail to the address set forth in Section 17 shall be effective service of process for any suit, action, or other proceeding brought in any such court.

(c) Waiver of Jury Trial. Each Party hereby acknowledges and agrees that any controversy that may arise under this Agreement is likely to involve complicated and difficult issues and, therefore, each such Party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement or the transactions contemplated hereby.

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17. NOTICES

(a) All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given: (i) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (ii) on the date sent by email of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (iii) on the third (3rd) Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 17):

If to the Company:

Address:

NeoVolta Power, LLC

12195 Dearborn Place

Poway, CA 92064

Email: Sbond@neovolta.com

If to CCC:

Can Current Corporation

595 H.D. Robinson Blvd.

Pendergrass GA 30567

Email: Wenqi.Zhu@potisglobal.com

18. ENTIRE AGREEMENT, SEVERABILITY, AND SURVIVAL

(a) This Agreement, including all attachments hereto, constitutes the entire understanding and agreement between the Parties with respect to the subject matter hereof and supersedes all prior representations and understandings, whether oral or written.

(b) If any provision of this Agreement is invalid or is prohibited by Applicable Law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions, terms or conditions or of this Agreement.

(c) The provisions of this Agreement which by their nature are intended to survive the termination, cancellation, completion or expiration of this Agreement, including any indemnities, warranties and expressed limitations of or releases from liability, shall continue as valid and enforceable obligations of the Parties notwithstanding any such termination, cancellation, completion or expiration.

19. AMENDMENT

No provision of this Agreement may be amended or modified except by an instrument in writing executed by both Parties.

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20. WAIVER

No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach, or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power, or privilege arising from this Agreement shall operate or be construed as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege. For the avoidance of doubt, nothing contained in this Section 20 shall diminish any of the explicit and implicit waivers described in this Agreement, including in Section 16(c) hereof.

21. COUNTERPARTS

This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

22. INDEPENDENT CONTRACTOR

CCC is an independent contractor in all its operations and activities under this Agreement and all personnel furnished by CCC or used by CCC in the performance of this Agreement will be CCC’s employees exclusively without any relation whatsoever to the Company. CCC is responsible for all obligations and reporting requirements covering social security, unemployment insurance, worker’s compensation, income tax, and any other reports, payments or deductions required by local, state, or federal law or regulation. CCC is not granted, expressly or impliedly, any right or authority to create any obligation or liability on behalf of or in the name of the Company.

[Signature page follows.]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives on the Effective Date stated above.

NeoVolta Power, LLC

By:	/s/ Steve Bond
Name: Steve Bond
Title: Authorized Signatory

Can Current Corporation

By:	/s/ Minjie Shi
Name: Minjie Shi
Title: Authorized Signatory

[Signature Page to Technical Services Agreement]

SCHEDULE 1

CONTINUING SERVICES

•	Provide ongoing technical support related to manufacturing Equipment and processes
•	Support troubleshooting and resolution of technical or process-related issues
•	Advise on process improvements, yield optimization, and efficiency enhancements
•	Provide technical input on Equipment modifications, upgrades, or line expansions
•	Support training of new technical personnel over time
•	Provide technical recommendations consistent with approved product specifications
•	Advise on manufacturing best practices and continuous improvement initiatives
•	Support evaluation of new equipment or process technologies, as requested

Schedule 1